Exhibit 3.7

Control No: H505490

Date Filed: 04/08/2011 12:00 AM

Brian P. Kemp

Secretary of State

STATE OF GEORGIA

THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF DESIGN PACKAGING, INC.

A STOCK CORPORATION

1.	The name of the Corporation is Design Packaging, Inc. (the “Corporation”) and the date of filing of the Corporation’s original Articles of Incorporation was August 13, 1975, the date of filing of the Corporation’s Amended and Restated Articles of Incorporation was August 1, 2007, and the date of filing of the Corporation’s Second Amended and Restated Articles of Incorporation was March 9, 2011. These Third Amended and Restated Articles of Incorporation were duly adopted in accordance with Section 14-2-1003 of the Georgia Business Corporation Code and amend and restate the provisions of the Second Amended and Restated Articles of Incorporation of the Corporation.

2.	The address of its registered office in the state of Georgia is 1201 Peachtree Street, N.E., in the city of Atlanta, county of Fulton, 30361. The name of its registered agent at such address is CT Corporation System.

3.	The nature of the business or purpose to be conducted or promoted is: To engage in any lawful act or activity for which the corporation may be organized under the Georgia Business Corporation Code.

4.	The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,000; all of which shares shall be designated Common Stock and be without par value. The holders of stock shall, upon the issue or sale of shares of stock of any class (whether now or hereafter authorized) or any securities convertible into such stock, have the right, during such period of time and on such conditions as the Board of Directors shall prescribe, to subscribe to and purchase such shares or securities in proportion to their respective holdings of stock, at such price or prices as the Board of Directors may from time to time fix and as may be permitted by law.

5.	The Corporation is to have perpetual existence.

6.	In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, and repeal the bylaws of the Corporation.

State of Georgia

Expedite Amend/Restate 2 Page(s)

T1110112017

7.	To the fullest extent permitted by the Business Corporation Code as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this clause 7 shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal of modification.

8.	The Corporation may, to the fullest extent permitted by the Business Corporation Code, indemnify and reimburse all persons whom it may indemnify and reimburse pursuant.

9.	Meetings of Shareholders may be held within or without the State of Georgia, as the bylaws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Georgia at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation. Elections of Directors need not be by written ballot unless the bylaws of the Corporation so provide.

10.	The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these articles of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon Shareholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, the Senior Vice President of the Corporation, for the purpose of filing amended and restated articles of incorporation pursuant to the Georgia Business Corporation Code, make this certificate, declaring and certifying that this is the act and deed of the Corporation and the facts stated are true.

Executed April 7, 2011.

/s/ Karen E. Gowland
Karen E. Gowland

2011 APR – 8 PM 12:09

SECRETARY OF STATE

CORPORATIONS DIVISION